Exhibit 10.1

By Hand Delivery
May 11, 2017

Mr. David H. Welch
18 Colony Rd
Gretna, LA 70056

Dear Mr. Welch,
By signing below, this letter will become an Agreement between you, David H. Welch (“Welch” or “You”), and Stone Energy Corporation (the “Company”) regarding the terms of your separation from employment with the Company.
1.Your separation from employment was effective April 28, 2017. As of that date, you agree to resign from any and all positions that you hold with the Company and any of its subsidiaries. In addition, effective as of the date of this Agreement, You hereby irrevocably resign from the board of directors of the Company and from the board of directors of any of the Company’s subsidiaries, which resignation shall remain effective whether or not You revoke your acceptance of this Agreement pursuant to Paragraph 10 below.
2.    You will be paid $100,000 for all outstanding wages earned since your last paycheck and all accrued vacation and sick pay through and including April 28, 2017 (less customary and applicable payroll deductions), $82,500 of which the Company has already paid to you prior to the date of this Agreement, and the remaining payment due of $17,500 will be made within ten (10) days of the date of this Agreement. You confirm and agree that, other than the payments set forth in this paragraph, you received all wages, reimbursements, commissions, vacation and sick pay, or other payments or benefits to which you are entitled as a result of your employment with the Company. The payments set forth in this paragraph are not contingent upon your signing this Agreement.
3.    As consideration for this Agreement and as required under the terms of the Stone Energy Corporation Executive Severance Plan, the Company agrees to provide you with the consideration identified in Schedule A (collectively, the “Consideration”).
Payment of the Consideration will be made in one lump sum in accordance with the Company’s regular payroll practices, beginning on the first regular payroll date following the “payment date” as defined in Paragraph 10 below. The Company’s agreement to provide all of the Consideration is specifically contingent upon you executing this Agreement and not revoking the Agreement, as set forth in Paragraph 10 below. The Company’s obligation to pay the Consideration shall cease upon your breach of any of your continuing contractual obligations to the Company.
4.    You will receive, by separate letter, information regarding your rights for health insurance and COBRA. To the extent that you have such rights, nothing in this Agreement will change or impair those rights.

5.    In return for the Consideration in Paragraph 3, you hereby UNCONDITIONALLY RELEASE AND DISCHARGE the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, insurers, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which you may by law release, whether known or unknown, that you may have or claim to have against any Releasee for any reason as of the date you sign this Agreement, including, but not limited to any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the National Labor Relations Act, and any and all other local, state, and federal law claims arising under statute or common law. You further agree that if anyone (including, but not limited to the Equal Employment Opportunity Commission (the “EEOC”) or any other government agency or similar such body or proposed class) makes a claim, including a class action, or undertakes an investigation involving you in any way, you waive any and all right and claim to financial recovery resulting from such claim or investigation. Except to the extent that applicable law requires that you be allowed to file a charge of discrimination with the EEOC or other administrative charge or complaint, you further hereby AGREE NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. By signing this Agreement, you acknowledge that you are doing so knowingly and voluntarily, that you understand that you may be releasing claims you may not know about, and that you are waiving all rights you may have had under any law that is intended to protect you from waiving unknown claims. You warrant that you have not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Agreement.
6.    You represent and warrant that you have returned to the Company and the Releasees all of their property (and that you have not and will not retain or provide to anyone else any copies, summaries, excerpts, portions or other representations thereof), including all keys, access cards, phones, computers, printers, and computer-related equipment, and all copies of all files and documents in your possession, custody and control, including without limitation any files or documents (whether in paper or electronic form) you have about the Company’s practices, procedures, trade secrets, customer lists, price lists, product marketing, personnel, staffing, salaries and wages, and other things, files, or documents provided to you by the Company, created during your employment with the Company, or otherwise relating to or belonging to the Company. The Company acknowledges receipt of all such property and information.
7.    You agree not to disparage the Company and the Releasees. This includes, but is not limited to, disparaging comments, social media posts, correspondence, or conversation with any and all persons, whether intended to be public or private. In response to inquiries from third parties, You and the Company shall confirm only that you separated from the Company on mutually acceptable terms. You agree that the Company also may confirm to third parties your dates of employment, title, and position(s) held.
8.    Obligations regarding confidential information:
a.    You agree that you will not violate the confidentiality agreement contained in the Company’s employee handbook, except as may be provided below.
b.    You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person any confidential or proprietary information regarding the Company’s and/or the Releasees’ trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. This obligation shall remain in effect for as long as the information or materials in question remain confidential or proprietary to the Company and/or the Releasees. Notwithstanding the foregoing, this Agreement shall not prohibit disclosure of information that (1) was generally known or available to the public prior to its disclosure; or (2) becomes generally known or available to the public subsequent to disclosure through no wrongful act of any person.
c.    You agree that you will not disclose or otherwise communicate to any person the terms and/or circumstances of this Agreement, including but not limited to the benefit being paid under it or the fact of such payment, except that you may disclose this information to your spouse, and to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to adequately provide professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must.
d.    Notwithstanding the foregoing obligations and restrictions regarding confidential information, nothing in this Agreement shall prohibit or restrict you from: (1) making any disclosure of information required by law, court order or subpoena (provided that you first provide the Company with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information); or (2) providing information to, cooperating or assisting with any investigation or proceeding brought by a federal, state or local law enforcement agency, regulatory or governmental body, or judicial authority (collectively “Governmental Agencies”). Further, this Agreement does not limit your ability to communicate with any Governmental Agencies or otherwise participate in any investigation or preceding that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award from a Government Agency for information provided to any Government Agencies. However, you agree that you have waived any right to recover monetary damages or other personal relief, where such rights can be lawfully waived, from the Releasees in any action filed by you or by anyone else on your behalf.
9.    You acknowledge that the provisions of Paragraphs 6 through 8 are of unique and substantial value to the Company, that damages to the Company and/or the Releasees for breach of Paragraphs 6 through 8 would be difficult to ascertain, and that in the event you breach any of the provisions of Paragraph 6 through 8, the Company shall have the right to immediately obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain you from violating such provisions or to compel you to perform such undertakings or agreements. If the Company must institute a proceeding to enforce this Agreement against you, the Company shall be entitled to recover from you its attorneys’ fees and all other associated costs and expenses. If any violation occurs by you, and regardless of whether the Company obtains legal or equitable relief against you, you agree that you will remain subject to all of the terms of this Agreement.
10.    The offer embodied in this Agreement shall remain open and capable of acceptance by you until June 1, 2017, after which time the offer shall be revoked. You acknowledge that you have at least 21 calendar days from the date of this letter to accept the terms of this Agreement, although you may accept it at any time within those 21 days. You are advised to consult an attorney about the Agreement prior to executing it. By entering into this Agreement you will be releasing the Company from any and all claims you may have against the Company arising prior to your execution of this Agreement, including claims arising under the Age Discrimination in Employment Act. To accept the Agreement, please date and sign this letter and return it to me such that I receive it on or before June 1, 2017. After you sign this Agreement, you will still have an additional 7 days in which to revoke your acceptance. To revoke, you must notify me in writing delivered via hand delivery or certified mail, return receipt requested, and I must receive such written notification before the end of the 7-day revocation period. If you do not revoke, the twelfth business day after the date of your acceptance will be the “payment date” for purposes of Paragraph 3 above.
11.    This Agreement shall not in any way be construed as an admission by the Company and/or the Releasees of wrongdoing or liability or that you have any rights against any of these persons.

12.    The provisions of this Agreement shall be construed according to the laws of the State of Louisiana without regard to its conflicts of law provisions.
13.    With the exception of the release contained in Paragraph 5, the provisions of this Agreement are severable and if any part of it is found to be unenforceable the other paragraphs shall remain fully and validly enforceable. If the general release and covenant not to sue set forth in Paragraph 5 of this Agreement is found to be unenforceable, this Agreement shall be null and void and you will be required to return to the Company all Consideration already paid to you. The language of all valid parts of this Agreement shall in all cases be construed as a whole, according to fair meaning, and not strictly for or against any of the parties.
14.    With the exception of the February 24, 2017 Indemnification Agreement between You and the Company, which remains in full force and effect, this Agreement expresses the entire agreement between the Company and You relating to your termination of employment and the matters contained in this Agreement and supersedes and replaces all prior agreements between You and the Company. You agree that no one has made any representations or promises to induce you to enter into this Agreement, except as set forth herein. This Agreement may be amended only by a written document signed by both you and an authorized representative of the Company.
If you have any questions about this Agreement or about your departure from the Company in general, please address them directly to me. I am pleased that we are able to part ways on these amicable terms. Thank you for your commitment and years of service. The Company and I wish you every success in your future endeavors.
Sincerely,

/s/ Lisa S. Jaubert

Lisa S. Jaubert
Senior Vice President, General Counsel & Secretary

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT
AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN
AND UNKNOWN CLAIMS THROUGH THE DATE OF YOUR SIGNATURE.
YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING BELOW.
Accepted and agreed this 11     day of May 2017:
Signature: /s/ David H. Welch
Print Name: David H. Welch

Schedule A

Item	Amount	Comment
Annual Base Salary	$975,000	Equal to 1.5x Mr. Welch’s annual base salary of $650,000.
Accrued Bonus	$260,000	Equal to the prorated portion of Mr. Welch’s annual bonus opportunity of 120% of his annual base salary through April 28, 2017.
Health and Welfare Benefits	N/A
COBRA continuation, provided COBRA coverage is elected, for a period of six months following April 28, 2017 at a cost to Mr. Welch that is equal to the cost for an active employee for similar coverage; provided, such coverage will immediately end upon Mr. Welch’s obtainment of new employment and eligibility for health benefit plan coverage(s) similar to that being continued.

Accelerated vesting of the next tranche of unvested restricted stock and warrants as of the “payment date” as defined in Paragraph 10	5,201 warrants 1,473 restricted stock	Mr. Welch will inform the Company upon exercise of the warrants and reimburse the Company for applicable withholding taxes arising as a result of such exercise.
Outplacement services	Up to $32,500	Reimbursement for outplacement services up to $32,500, which is five percent of Mr. Welch’s annual base salary.
Key Executive Incentive Plan	$365,625	Equal to the remaining payment owed to Mr. Welch under the Company’s Key Executive Incentive Plan.